SCHEDULE 14C INFORMATION

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Pacific Select Fund

(Name of Registrant as Specified In Its Charter)

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PACIFIC SELECT FUND

MID-CAP VALUE PORTFOLIO

INFORMATION STATEMENT DATED JULY 15, 2015

This document (“Information Statement”) provides information concerning a new sub-adviser and a new sub-advisory agreement for the Mid-Cap Value Portfolio and is being sent on or about July 15, 2015 to the shareholders of record as of July 14, 2015.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I.    Introduction and Background

The Pacific Select Fund (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in sub-adviser and a new sub-advisory agreement with respect to the Mid-Cap Value Portfolio (the “Fund”), effective April 28, 2015. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in sub-adviser generally requires shareholder approval of a new sub-advisory agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Trust and Pacific Life Fund Advisors LLC (“PLFA”), PLFA and the Trust can hire, terminate, and replace, as applicable, sub-advisers and enter into new sub-advisory agreements (except, as a general matter, sub-advisers affiliated with PLFA) without shareholder approval in accordance with the requirements of the exemptive order. The information contained herein about the sub-adviser change is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on March 25, 2015, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons”, as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective on or about May 1, 2015, a new Sub-advisory Agreement with Robeco Investment Management, Inc., doing business as Boston Partners (“Boston Partners”), with respect to the Mid-Cap Value Portfolio (the “Boston Partners Sub-Advisory Agreement”) and appointed Boston Partners as the new sub-adviser for the Fund. Also at the March 25, 2015 meeting, the Board terminated the sub-advisory agreement for the Fund with the prior sub-adviser upon the effectiveness of the Boston Partners Sub-Advisory Agreement. Boston Partners’ appointment as the sub-adviser and the Board’s approval of the Boston Partners Sub-Advisory Agreement were made in accordance with the requirements of the exemptive order and do not require shareholder approval. In order to facilitate the sub-adviser change, a portion of the Fund’s holdings were sold and new investments were purchased in accordance with recommendations by Boston Partners. PLFA and/or the Trust retained a transitioning agent in order to reduce transaction costs associated with the purchase and sale of portfolio holdings in connection with the transition.

II.    Board Consideration of the New Sub-Advisory Agreement

In considering the appointment of Boston Partners as a sub-adviser, the Board first reviewed with PLFA its rationale for recommending a change in sub-adviser for the Fund. The Board, including the Independent Trustees, then considered, among other things, the factors described below in evaluating PLFA’s recommendation that Boston Partners be appointed as the new sub-adviser for the Fund and in evaluating the proposed Boston Partners Sub-Advisory Agreement. Additionally, the Board considered the various screening processes that PLFA utilizes in reaching a recommendation for a new sub-adviser, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as due diligence conducted by PLFA on the investment resources and personnel of a potential sub-adviser and an assessment of the investment strategies used by a potential sub-adviser. In addition, the Board reviewed the specific criteria and information evaluated by PLFA during the selection process of Boston Partners and PLFA’s analysis in reaching its conclusion to recommend Boston Partners as sub-adviser for the Fund. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the sub-advisers, and has recommended and taken measures to attempt to remedy relative underperformance by a Fund when PLFA and the Board believed appropriate. Prior to making a decision, the Trustees also considered the report of the PLFA Conflicts Review Committee.

In evaluating the Boston Partners Sub-Advisory Agreement, the Board, including all the Independent Trustees, considered the following factors, among others:

A.    Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining Boston Partners as the new sub-adviser to the Mid-Cap Value Portfolio, particularly in light of the nature, extent, and quality of the services expected to be provided by Boston Partners. In this regard, the Trustees considered various materials relating to Boston Partners, including copies of the proposed Boston Partners Sub-Advisory Agreement; copies of Boston Partners’ Form ADV; financial information; and other information deemed relevant to the Trustees’ evaluation, including comprehensive assessments from senior management of PLFA.

The Trustees considered that under the Boston Partners Sub-Advisory Agreement, Boston Partners would be responsible for providing the investment management services for the Mid-Cap Value Portfolio’s assets, including investment research, advice and supervision, and determining which securities would be purchased or sold by the Fund. The Trustees considered the quality of the management services expected to be provided to the Fund over both the short- and long-term, the organizational depth and resources of Boston Partners, including the background and experience of Boston Partners’ management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered that the Trust’s Chief Compliance Officer (“CCO”) had reviewed the written compliance policies and procedures of Boston Partners. The Trustees also considered the CCO’s assessment of Boston Partners’ compliance program required under Rule 38a-1 of the 1940 Act and its code of ethics, prior to the effectiveness of the Boston Partners Sub-Advisory Agreement.

The Trustees took note of the due diligence PLFA conducted with respect to Boston Partners and were aided by the assessment and recommendation of PLFA and the in-person presentation and materials provided by Boston Partners.

The Board concluded it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Mid-Cap Value Portfolio by Boston Partners under the Boston Partners Sub-Advisory Agreement.

B.    Performance

The Trustees considered PLFA’s efforts to identify advisory firms that are qualified to manage a mid-cap value strategy and PLFA’s identification of Boston Partners to serve as sub-adviser with regard to the Mid-Cap Value Portfolio’s day-to-day investment activities. The Trustees considered factors concerning performance in connection with their consideration of this matter and in connection with approval of the related Boston Partners Sub-Advisory Agreement, including the factors described below.

The Trustees considered information about the historical performance of an account managed by the same Boston Partners portfolio manager that would manage the Mid-Cap Value Portfolio using similar investment strategies (the “Boston Partners Comparable Performance”). The Trustees considered the Boston Partners Comparable Performance against a pertinent benchmark and against the applicable peer group for the one-, three-, five- and ten-year periods as of December 31, 2014. The Trustees also considered the Boston Partners Comparable Performance against a pertinent benchmark and an applicable peer group for each of the previous ten calendar years. Additionally, the Trustees considered the weighted average market capitalization, standard deviation, risk-adjusted returns and other performance metrics of the Boston Partners Comparable Performance during certain periods.

The Trustees considered additional information about the historical performance of a composite and other funds managed by Boston Partners using similar investment strategies as those proposed for the Mid-Cap Value Portfolio against a pertinent benchmark for the one-, three-, five- and ten-year and since inception periods, as applicable, as of December 31, 2014. Additionally, the Trustees considered performance information presented by PLFA for another potential manager of the Fund. In addition, the Trustees considered the need for Boston Partners to adhere to the Fund’s general investment mandate in order to function appropriately in the Portfolio Optimization Portfolios.

The Board determined that Boston Partners’ performance record with respect to similarly managed accounts was acceptable.

C.    Advisory and Sub-Advisory Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of Boston Partners with regard to other accounts with substantially similar investment strategies as the Mid-Cap Value Portfolio. The Trustees also considered that the proposed sub-advisory fee schedule under the Sub-Advisory Agreement contains breakpoints, is the same as the sub-advisory fee schedule for the current sub-adviser, and will be based on the combined net assets of the PF Mid-Cap Value Fund of Pacific Funds Series Trust, which is expected to launch in August 2015, and the Mid-Cap Value Portfolio. The Trustees also considered that the advisory fee schedule would remain unchanged. In comparing the proposed sub-advisory fees to be paid by the Fund to fees charged by Boston Partners for the other similarly-managed accounts, the Trustees noted that there were differences in the nature of the Fund and those accounts, the services provided to each and the competitive landscape surrounding each that could reasonably be expected to account for differences in fee schedules.

The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and Boston Partners, and that the Mid-Cap Value Portfolio’s sub-advisory fees are paid by PLFA and are not paid directly by the Fund. Additionally, the Trustees considered that there are certain costs associated with a sub-adviser change, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase as a result of this sub-adviser change.

The Board concluded that the compensation payable under the Boston Partners Sub-Advisory Agreement is fair and reasonable.

D.    Costs, Level of Profits and Economies of Scale

The Trustees considered information regarding the costs to Boston Partners of sub-advising the Mid-Cap Value Portfolio and the projected profitability of the Boston Partners Sub-Advisory Agreement to Boston Partners, to the extent practicable based on the financial information provided by Boston Partners. The Trustees noted that any assessment of projected profitability would involve assumptions regarding expense allocations and other factors. Given the arms’-length nature of the relationship between PLFA and Boston Partners with respect to the negotiation of Fund sub-advisory fees, the fact that such fees are paid by PLFA, and the fact that the projected profitability of the Boston Partners Sub-Advisory Agreement to Boston Partners is an estimate because it had not yet begun to manage the Fund, the Trustees considered that projected profitability information for Boston Partners at this time was of limited utility.

The Board concluded that the Mid-Cap Value Portfolio’s fee structure reflected in the Boston Partners Sub-Advisory Agreement is fair and reasonable.

E.    Ancillary Benefits

The Trustees received information from PLFA and Boston Partners concerning other benefits that may be received by Boston Partners and its affiliates as a result of their relationship with the Mid-Cap Value Portfolio, including commissions that may be paid to broker-dealers affiliated with Boston Partners and the anticipated use of soft-dollars by Boston Partners. In this regard, the Trustees noted that Boston Partners represented that it does not anticipate utilizing an affiliated broker-dealer and that it anticipates using soft dollar credits generated by Fund commissions to pay for research services. The Trustees considered potential benefits to be derived by Boston Partners from its relationship with the Fund and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.    Conclusion

Based on their review, including the consideration of each of the factors referred to above, the Board found that: (i) the Boston Partners Sub-Advisory Agreement is in the best interests of the Mid-Cap Value Portfolio and its shareholders; and (ii) the compensation payable under the Boston Partners Sub-Advisory Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.    The New Sub-Advisory Agreement

The Boston Partners Sub-Advisory Agreement is substantially similar to the sub-advisory agreement with the prior sub-adviser. Boston Partners, subject to the supervision of PLFA, provides a continuous investment program for the Mid-Cap Value Portfolio and determines the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goal, strategies, policies and restrictions. Boston Partners bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the Boston Partners Sub-Advisory Agreement. The Fund is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, other applicable laws, applicable regulations or other provisions of the Boston Partners Sub-Advisory Agreement, Boston Partners is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Boston Partners Sub-Advisory Agreement, except generally: (i) by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and/or duties under the Boston Partners Sub-Advisory Agreement; (ii) by its breach of any provision of the Boston Partners Sub-Advisory Agreement, including its breach of any representation or warranty; (iii) that are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by Boston Partners or any affiliated person or agent or delegate of Boston Partners; or (iv) that are based upon a breach of Boston Partners’ fiduciary duties to the Trust or violation of applicable law. The Boston Partners Sub-Advisory Agreement will continue in effect for a period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The Boston Partners Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties, and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Mid-Cap Value Portfolio to PLFA in connection with the sub-adviser change. Additionally, there was no change to the sub-advisory fee rate payable by PLFA to the Fund’s sub-adviser in connection with the sub-adviser change. The fee rate under the Boston Partners Sub-Advisory Agreement is shown below:

Current Fee Schedule[1]
0.350% on first $1 billion
0.300% on the next $1 billion
0.250% on excess

[1]	When determining the breakpoint rates under the Boston Partners Sub-Advisory Agreement, the average daily net assets of the Mid-Cap Value
Portfolio will be aggregated with the average daily net assets of the PF Mid-Cap Value Fund, a new series of Pacific Funds Series Trust, once Boston
Partners begins managing the PF Mid-Cap Value Fund on or about July 31, 2015. The Mid-Cap Value Portfolio’s assets will only be combined while
Boston Partners is managing both the Mid-Cap Value Portfolio and the PF Mid-Cap Value Fund. Otherwise, rates presented above are applied as an annual percentage of the average daily net assets of the Mid-Cap Value Portfolio only.

The Fund’s sub-advisory fees were paid by PLFA to the prior sub-adviser through April 27, 2015, pursuant to a sub-advisory agreement dated January 1, 2009, as amended. For the fiscal year ended December 31, 2014, the Fund’s sub-advisory fees paid or owed by PLFA to the prior sub-adviser totaled $4,603,863. For the Fund’s fiscal year ended December 31, 2014, the Fund did not pay any brokerage commissions to an affiliated broker of Boston Partners.

IV.    Information Regarding Boston Partners

Boston Partners is a registered investment adviser organized in Delaware. Boston Partners is a wholly-owned subsidiary of Robeco Group N.V. (“Robeco Group”), a Dutch global investment management company headquartered in Rotterdam, The Netherlands. Robeco Group is majority-owned by ORIX Corporation, a diversified financial services company based in Japan. As of May 31, 2015, Boston Partners’ total assets under management were approximately $78.5 billion.

The addresses for Robeco Group, ORIX Corporation and Boston Partners are as follows:

Robeco Group	Boston Partners	Boston Partners	ORIX Corporation
Coolsingel 120 3011 AG Rotterdam The Netherlands	One Beacon Street, 30th Floor Boston, MA 02108	909 Third Avenue, 32nd Floor New York, NY 10022	World Trade Center Building 2-4-1 Hamamatsu-cho, Minato-ku Tokyo, 105-6135 Japan

Boston Partners acts as investment adviser to the following registered investment companies (as of May 31, 2015), each of which has a similar investment objective as the Fund.

Fund Name	Net Assets (as of May 31, 2015)	Compensation Rate	Waived/ Reduced (Yes or No)
John Hancock Disciplined III Value Mid-Cap Fund	$11.3 billion	0.350% on first $500 million 0.325% on next $500 million 0.300% on next $500 million 0.275% on next $1 billion 0.250% on excess	No

BNY Mellon Mid Cap Stock Fund	$461.3 million	0.600% on all assets	No

Mid Cap Value/Robeco Boston Partners Fund	$121.9 million	0.450% on first $100 million 0.400% next $100 million 0.375% on excess	No

Valic Company II Mid Cap Value Fund	$511.5 million	0.450% on first $100 million 0.400% next $150 million 0.350% on excess	No

Bridge Builder Small/Mid Cap Value Fund	$317.5 million	0.500% on first $100 million 0.480% on next $150 million 0.450% on excess	No

As of May 31, 2015, Boston Partners’ principal executive officers and directors, and their principal occupations, are:

Name	Title(s) and Principal Occupation
Joseph Feeney, CFA[1]	Co-Chief Executive Officer, Chief Investment Officer, Portfolio Manager
Mark Donovan, CFA[1]	Co-Chief Executive Officer, Portfolio Manager
William G. Butterly, III[2]	Chief Operating Officer, General Counsel, Chief Compliance Officer
Matthew Davis, CPA[2]	Chief Financial Officer
Lena M.T. Boeren[3]	Director
Roderick Munsters[3]	Director
Martin Mlynar[4]	Director

[1]	The business address for this individual is Boston Partners, One Beacon Street, 30th Floor, Boston, MA 02108.
[2]	The business address for this individual is Boston Partners, 909 Third Avenue, 32nd Floor, New York, NY 10022.
[3]	The business address for this individual is Robeco Group, Coolsingel 120, NL 3011 AG, Rotterdam, The Netherlands.
[4]	The business address for this individual is Corestone Investment Managers AG, Baarerstrasse 37, CH-6300 Zug Switzerland.

No Officer or Trustee of the Trust is an officer, director or shareholder of Boston Partners (including its affiliates).

Additional Information

Additional information about Boston Partners is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

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The Trust’s annual report for the fiscal year ended December 31, 2014 and the Trust’s semi-annual report for the fiscal half-year ended June 30, 2014 were previously sent to shareholders. Both reports are available upon request without charge by contacting the Trust via:

Email:	PSFdocumentrequest@pacificlife.com

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Telephone:

Pacific Life Annuity Contract Owners: 1-800-722-4448

Annuity Financial Advisors: 1-800-722-2333

Pacific Life Insurance Policy Owners: 1-800-347-7787

PL&A Annuity Contract Owners: 1-800-748-6907

PL&A Life Insurance Policy Owners: 1-888-595-6997

Website:	www.PacificLife.com/PacificSelectFund.htm

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. They are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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